Exhibit 99.1

Plug Power Reports $72.0 million in Revenues and
$73.7 million in Gross Billings for Q1 2021

Up 76% and 71% Year over Year

Reaffirming Recently Raised Gross Billings Targets for 2021 and 2024

●	Announced global strategic partnerships with Renault, SK Group and Acciona
●	Completed $2 billion+ capital raise, largest bought deal in the cleantech sector
●	Announced plans to build North America’s largest green hydrogen production facility in Western New York
●	The build out of our green hydrogen generation network will make hydrogen more ubiquitous and will help accelerate multiple applications beyond our core market of material handling. This includes mobility, large scale stationary power, and data centers as our customers are looking for green hydrogen solutions.
●	Completed $1.6 billion capital investment from SK Group
●	Announced the selection of Rochester, NY as site of the world’s first PEM and electrolyzer gigafactory which is expected to be in full production by the fall of this year

First Quarter 2021 Financials Recap

Plug Power shipped 1,308 GenDrive units and had revenue associated with six hydrogen infrastructure systems for the first quarter 2021 compared to 825 GenDrive units and one hydrogen infrastructure system in the first quarter 2020. Net revenue for this quarter was $72.0 million compared to $40.8 million for the first quarter of 2020. Gross billings were $73.7 million this quarter compared to $43.0 million for the first quarter of 2020.

There were a number of events in the first quarter 2021 that negatively affected operating results which should abate as we progress through the year.

Fuel gross margins were negatively impacted, reflecting costs associated with transitioning from one specific industrial gas company to another due to its escalation of rates over the last several quarters. In addition, hydrogen supply was adversely affected from force-majeure events which spilled over from the end of 2020 into Q1 of 2021 along with the impact from the Texas freeze in February which caused a spike in natural gas prices causing the price of hydrogen to escalate to historically high levels.

During the second quarter of 2021, one of our largest industrial gas companies experienced another force-majeure event that lasted well beyond expectation. This resulted in another meaningful spike in hydrogen pricing, as well as a spike in labor and transportation costs of hydrogen fuel, all the while Plug Power remained focused on serving our customers. The industry saw as much as 40 to 50 tons per day of hydrogen capacity curtailed during this force-majeure during Q2 of 2021. All of this capacity has now come back on-line, and more importantly, the industry has added another 35 tons per day, or ~15% increase, of highly resilient hydrogen capacity. In light of these dynamics, we see hydrogen prices declining meaningfully into the second half of 2021 from these unsustainably elevated levels seen in the first half of the year. This should translate into improvement in our fuel segment margins in the second half of 2021 and into 2022.

During the first quarter of 2021, the Company reported product gross margin of 38% despite experiencing unusually high freight costs of approximately incremental $2 million which stems largely from the global COVID-19 impact on the ports and transit providers. This will have an impact on Q2 2021 as well, but the costs should come down as Plug Power continues to diversify our supply chain to mitigate such risks, and the transit industry resumes normalcy with increasing global COVID-19 vaccinations.

Plug Power completed the restatement of its previously issued financial statements in its Form 10-K for the year ended December 31, 2020, which it filed with the Securities and Exchange Commission on May 14, 2021 (the “2020 10-K”). As anticipated, the adjustments did not impact the Company’s cash position, business operations or economics of commercial arrangements. As previously announced, the restatement did not result from any override of controls or misconduct. Plug Power has, and will continue to, expand its finance and accounting resources with expertise in these complex accounting issues that affect our financial statements. Additional information and the impacts of the adjustment are included in the 2020 10-K. Given the restatement effort, the Company experienced higher than normal professional service expenses which will continue into Q2 2021 but which we expect will abate in Q3 2021.

Plug Power’s Strategic Partnerships are on Track to Accelerate Global Expansion

Plug Power is focused on building the green hydrogen economy on a global basis. Immediately after the close of 2020, Plug Power announced multiple strategic partnerships, expanding and solidifying our global presence.

This included a memorandum of understanding (MOU) with Groupe Renault to launch a 50-50 joint venture (JV), providing Plug Power with a European platform in the vehicle manufacturing business. This JV is targeting a 30% share of the fuel cell-powered light commercial vehicle (LCV) market in Europe, which is expected to be 500,000 vehicles by 2030.

We are very pleased to have announced the launch of HYVIA, the joint venture between Renault Group and Plug Power. HYVIA will operate across France and is expected to be the first-to-market with turnkey hydrogen mobility solutions targeting a 30% market share in hydrogen powered light commercial vehicles in Europe by 2030.

The joint venture is equally owned by the two partners and David Holderbach is serving as CEO, bringing over 20 years of experience in strategic, product and international sales at the Renault Group. The name HYVIA is a contraction of “HY” for hydrogen and the Latin word “VIA” for road, embodying the ambition to open a new path towards low-carbon mobility. Commercial vehicles such as LCVs require greater range and shorter refueling time, operational demands where hydrogen fuel cells are the unparalleled energy solution.

HYVIA creates a complete ecosystem of innovative technologies for hydrogen mobility, and has already conducted first contact with customers, fleets and cities throughout France and the European Union (EU). Please follow the accomplishments of HYVIA at hyvia.eu.

In addition, we also announced a strategic partnership with SK Group, one of the largest conglomerates in South Korea, to accelerate hydrogen as an alternative energy source in Asian markets. Plug Power and SK Group formally closed the equity investment of $1.6 billion on February 24, 2021.

The announced partnership with SK Group remains on track to accelerate hydrogen as an alternative energy source in South Korea. Recently, a team from Plug Power has been deployed to South Korea to work on the formulation of the JV which is expected to launch in the second half of this year. In addition, we were pleased to announce the appointment of Kyungyeol Song to Plug Power’s Board of Directors as a Class III director. Dr. Song currently serves as Head of Quantum Growth for SK E&S Co., Ltd., a member of the SK Group.

The partnership with ACCIONA, which is focused on building a leading green hydrogen platform for Iberia, also remains on track with teams looking to finalize the joint venture in the second half of 2021. The ACCIONA partnership will target a 20% market share of the green hydrogen business in Spain and Portugal by 2030 as a 50-50 joint venture. Spain presented a renewable hydrogen roadmap in 2020, laying the groundwork for Spain to achieve climate neutrality, a 100% renewable electricity system no later than 2050; and to become a major exporter of green hydrogen to the remaining EU countries.

In this partnership, we will supply our electrolyzer technology and expertise in hydrogen storage while Acciona will supply the clean electricity from their 10GW+ renewable portfolio to generate green hydrogen. In addition, Acciona will provide its GreenH2Chain blockchain platform to provide renewable origin guarantees for the hydrogen supplied. This partnership is focused on accelerating the growth of the hydrogen economy in the Iberian Peninsula and reflects Plug’s strategy of working with partners in achieving its green hydrogen generation target of 1000-tons per day before 2028.

Green Hydrogen Strategy is on track to position Plug Power as an Industry Leader in the $10 trillion Hydrogen Economy

We remain committed to building the first of a kind, force-majeure resilient green hydrogen generation network in the US.

The build out of our green hydrogen generation network will make hydrogen more ubiquitous and will help accelerate multiple applications beyond our core market of material handling. This includes mobility, large scale stationary power, and data centers as our customers are looking for green hydrogen solutions.

Plug Power recently announced the locations of its first three green hydrogen plants in Georgia, Pennsylvania and New York. The plan is for the first two plants to be operational by the end of 2022. The Company has already placed purchase orders for long lead time items and continues to make progress with necessary design, engineering, and permitting in order for the projects to be commissioned during the second half of 2022. Some of these long lead time items include liquefier systems and associated equipment. These plants will utilize Plug Power electrolyzers to produce green hydrogen using wind, solar or hydropower.

●	In Western New York, at the New York Science, Technology and Advanced Manufacturing Park (STAMP) site, Plug Power plans to build North America’s largest green hydrogen production facility. The plant plan includes an initial production of 45 metric tons per day of green liquid hydrogen daily servicing the Northeast region using 120 MW of Plug’s state-of-the-art PEM electrolyzers to make the hydrogen using clean NY hydropower.

●	In South Central Pennsylvania, Plug Power announced a plan to build a green liquid hydrogen production facility utilizing 100% renewable energy from Brookfield Renewables Holtwood hydroelectric facility. Both parties are going through detailed permitting and power allocation with the potential for the plant to be up to 15 tons per day.

●	In June of 2021, Plug Power announced plans to build a green hydrogen production plant in Camden County, Georgia. The plant plan includes an initial production of 15 tons per day of green liquid hydrogen, produced using 100% renewable energy to fuel transportation applications, including material handling and fuel cell electric vehicle fleets. A 2 ton per day gaseous green hydrogen plant is expected to be up and running by the end of the year. As a focal point for Plug Power’s green hydrogen network and the broader U.S. hydrogen economy, Camden County, GA, presents many strategic advantages including easy access to the region’s commercial and industrial centers, including Plug Power customers like Home Depot and Southern Company.

All three liquid green hydrogen plants are expected to be online in late 2022/early 2023, and will join our existing Tennessee plant in the network.

This continued build out of the hydrogen generation facilities is in line with Plug power’s previously announced targets of having 500 tons per day of green hydrogen generation capacity by 2025 and 1,000 tons per day globally by 2028.

We will continue to leverage our unmatched industry capabilities while continuing to collaborate with many strategic partners who share our common vision of decarbonization in creating the first ever, force-majeure resilient green hydrogen generation network in the US.

Plug Power Gigafactory will help Fuel
Robust Revenue Growth

Plug Power’s PEM gigafactory in Rochester NY, is expected to be in full ramp-up mode by the fall of this year. Once in full production, the gigafactory is planned to be the world’s largest MEA manufacturer and one of the largest fuel cell and electrolyzer manufacturers, and will be leveraging Plug Power’s broad and expansive knowhow.

World’s First PEM Innovation Center Projected Stats (annually):

●	1.5+ gigawatts of electrical output
●	7M + MEAs/plates
●	60,000 fuel cell stacks
●	500 megawatts of electrolyzer stacks

Major equipment is arriving through the second quarter with ramp-up continuing throughout the year. This state-of-the-art gigafactory and innovation center marks a major milestone in the hydrogen fuel cell industry with first of its kind manufacturing facility and marks a significant expansion in the Company’s production and manufacturing capabilities.

Continued Expansion in the Core Market of Material Handling and New Markets

Plug Power’s GenDrive and ProGen fuel cell solutions are modular in nature to power multiple end market applications for mobility. This includes material handling, Plug Power’s core market, and expands to new markets including tuggers, automated guided vehicles, airport ground support equipment, and commercial fleet vehicles (class 3-8) for middle and last mile delivery applications. Plug Power released the GenSure HP product in 2020, designed for large-scale backup power applications including data centers, energy storage systems, and microgrids. We are working with some of the largest data-center customers in the world with potential deployment in the second half of 2021.

Material Handling:
During the first quarter of 2021, Plug Power made significant progress deploying its turnkey GenKey solution with its fourth pedestal customer, namely General Motors (GM). GM has chosen GenDrive fuel cells and GenFuel hydrogen fuel and dispensing solutions for select General Motors North American auto manufacturing facilities. As Plug Power’s latest pedestal customer, GM is deploying our hydrogen zero-emission technology at multiple plants within their network.

GM has already deployed GenDrive hydrogen fuel cells at its Spring Hill Assembly facility in Tennessee. Since 2019, hydrogen powered forklifts and tuggers have been transporting parts and materials in the auto manufacturing facility, delivering improved predictability, productivity, and sustainability over battery-powered material handling equipment. As a result of GM switching over to our GenDrive hydrogen solutions, they have reclaimed 3,000 square feet of high-value factory floor real estate at the Spring Hill Assembly plant.

Plug Power is pleased that a leader in the auto manufacturing space, General Motors, understands the value of our solution firsthand, and has committed to investing in the operational improvements and worker safety benefits throughout its global organization.

Pedestal customers remain critical to Plug Power’s long-term business strategy, and we look forward to growing our presence in auto manufacturing distribution centers with technology ambassadors like General Motors.

Plug Power’s GenKey hydrogen and fuel cell solutions offer an attractive value to auto manufacturing customers, where material handling fleets spend the day loading and unloading very heavy containers of auto parts that are used in the vehicle assembly process. The steady performance and fast refueling of fuel cell-powered vehicles results in productivity improvements, labor savings, and allows for the manufacturing plant to utilize space formally allocated to battery charging and changing rooms.

Our ability to offer a turnkey solution of power, fuel and service has resulted in our multi-site pedestal customers - a roster including but not limited to Walmart, Amazon, Home Depot, and now General Motors. We believe Plug Power’s ability to deepen existing pedestal client relationships and to continue to add new ones puts Plug Power in a firm position to achieve its $750 million revenue target for 2022 and will position us to continue to be a dominant player in this $30 billion TAM.

Electrolyzer Solutions:
Since the acquisition of the electrolyzer business about a year ago, we are seeing strong sales traction in our electrolyzer business.

During the first quarter of 2021, we have organized internally, having formed a business unit structure actively focused on developing a global pipeline of prospects and customers. By fall of 2021, our Innovation Center gigafactory will be ramping production and manufacturing of our large-scale electrolyzer products. Like all Plug Power products, these electrolyzer manufacturing sites are built with a robust quality assurance process attached to each and every unit.

Notably, we are seeing the most rapid acceleration of activity from customers in Europe today. We expect to ship 50 megawatt of our first flagship product to customers in 2021. Plug Power will also use our solution to support our energy demands and green hydrogen generation plants. Specifically, we are currently deploying 120 megawatts in New York and 5 megawatts in Georgia. This enables us the flexibility to meet the immediate clean energy needs of internal and external stakeholders.

Stationary Power and Large-Scale Data Centers:
Plug Power sees a meaningful opportunity unfolding in the large-scale stationary and data center markets. Plug Power is in negotiations with large-scale data center customers to use our fuel cells for large-scale backup power. We have deployed our GenSure HP systems in a test pilot location to replace diesel generators at a large data center, which puts Plug Power on the path to unlocking this +$37 billion TAM. Customer activity in the large-scale data center application is expected to be reported before the close of 2021.

GenSure HP hydrogen fuel cell systems are made up of Plug Power’s 125kW ProGen fuel cell engines, commercially launched in February of 2020. Initial configurations include power outputs of 500kW, 1MW, and 1.5MW, with all systems housed in standard ISO containers for ease of packaging and deployment. GenSure HP solutions are modular and scalable to meet higher capacity requirements, making them appropriate for a wide variety of high-power applications ranging from as low as 100kW to those requiring multiple megawatts.

McKinsey reports that the US currently requires nearly 40GW of backup power capacity to support nearly 1,800 data hubs with Gartner estimating a $200B spend on global data center infrastructure in 2021. By 2024, we expect our PEM fuel cell solutions for backup power in data centers to achieve cost parity with diesel engines. With today’s data center generators emitting a tremendous amount of noise and air pollution, we believe Plug Power’s GenSure HP is the ideal solution to improve air quality and operational flexibility.

Large-scale stationary power represents meaningful growth opportunities for Plug Power. GenSure HP is expected to represent commercial opportunities on a global basis and also specifically in South Korea alongside partner SK. The large-scale stationary product is also finding attractive applications as a recharging solution for electric vehicles in areas with grid constraints.

On-Road:
Plug Power is now firmly active in the LCV market through our formation of HYVIA in Europe. The first three fuel cell vehicles brought to market by HYVIA are expected to be available by the end of 2021. These vehicle offerings listed below, based on the Renault Master platform, will be accompanied with green hydrogen and hydrogen fueling infrastructure offerings.

- Transport of goods: Van version and Chassis cab version for large volumes
- Transport of people: City bus version

We continue to make progress with existing partners in on-road mobility applications such as Lightning Systems to build and demonstrate ‘middle-mile’ delivery vehicles as well as fuel cell-powered Class 6 and Class 8 trucks. In addition, our previously announced collaboration with BAE Systems to offer hydrogen-based electric propulsion for transit bus fleets in North America is on track. We continue to expect these vehicles to be on the road in late 2021 and to provide Class 6 and Class 8 vehicles with Plug Power’s ProGen fuel cell engines to multiple customers.

Aviation:
Air transportation is a massive contributor to CO2 emissions, with more than 900 million tons emitted per year, which could double by 2050, according to a 2020 Hydrogen in Aviation report. As hydrogen propulsion could significantly reduce the role of aviation in climate change by eliminating CO2 emissions, Plug Power is playing a meaningful role in the adoption of hydrogen fuel systems for aviation.

In March 2021, Plug Power and Universal Hydrogen expanded the existing relationship to develop, build and certify a fuel cell-based hydrogen powertrain for a commercial regional aircraft and complete the construction of an aircraft powertrain by the end of Q2 2021. In addition to this strategic investment, Plug Power and Universal Hydrogen have agreed to a global offtake relationship that will seek to make green hydrogen become cost-competitive with jet fuel by 2025.

Following a successful ground demonstration, the teams will retrofit the hydrogen fuel cell powertrain into a 40-60 passenger regional aircraft, with first experimental flights slated for 2023 and entry into revenue service expected in 2025. This is just the first of multiple partnerships Plug Power is developing in the aerial space.

Third Annual Plug Symposium is Underway in 2021

The third annual Plug Symposium will be held in September 2021. This annual event continues to gather industry players and thought leaders from within Plug Power and beyond, setting the stage for a dynamic discussion regarding the role of hydrogen and fuel cell solutions in the $10T green hydrogen economy. Hydrogen’s fundamental proposition for decarbonizing heavy-duty transportation and heavy industry is with fuel cell vehicles. As the world is facing electrification, Plug Power, and our solutions make a lot of sense.

Please stay tuned for further details on how to join the 2021 Plug Symposium.

Plug Power remains focused on, and is continuing to execute against, its four top priorities:

●	Accelerate expansion in green hydrogen generation business.
●	Successfully launch JVs with Renault and SK Group providing a global footprint.
●	Continue to expand via partnerships, joint ventures and acquisitions in the hydrogen ecosystem.
●	Expand customer relationships across all businesses to achieve $750M in gross billings in 2022.

Again, we would like to thank our employees for their hard work and look forward to what’s ahead in 2021.

Be well,

Andrew Marsh, President and CEO	Paul Middleton, Chief Financial Officer

Conference Call Information

A conference call will be held today, June 22, 2021.

●	Time: 8:30 am ET
●	Toll-free: 877-405-1239
●	Direct webcast: https://event.webcasts.com/starthere.jsp?ei=1474445&tp_key=3a59174a22

The webcast can also be accessed directly from the Plug Power homepage (www.plugpower.com). A playback of the call will be available online for a period of time following the call.

About Plug Power Inc.
Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell (HFC) turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while providing efficiency gains and meeting sustainability goals.

Plug Power created the first commercially viable market for hydrogen fuel cell (HFC) technology. As a result, the Company has deployed over 40,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs.

Plug Power’s vertically integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers.

Source: Plug Power, Inc.

Cautionary Note on Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("Plug"), including but not limited to statements about Plug's expectation regarding its gross billings in 2022; the expectation that Plug’s first PEM and electrolyzer gigafactory will be in full production by the fall of 2021 and statements regarding the operational capacity of such gigafactory; Plug’s plan to build North America’s largest green hydrogen facility and the first of a kind, force-majeure resilient green hydrogen generation network in the United States; Plug’s plan to build three green hydrogen plans in the United States, the date such plants will become operational and the operational capacity of such plants; the belief that hydrogen prices will continue to decline in the second half of 2021 and that Plug’s fuel segment margins will improve in the second half of 2021 and 2022; the expectation that Plug’s professional service expenses will abate in Q3 2021; the statement that the JV with Groupe Renault will target a 30% share of the LCV market in Europe and the expectation that the market will comprise of 500,000 vehicles by 2030; the expectation that HYVIA will be the first to market with turnkey hydrogen mobility solutions and target a 30% market share in hydrogen powered light powered vehicles in Europe; the expectation that the first three fuel cell vehicles brought to market by HYVIA will be available by the end of 2021; the expectation that the SK Group partnership will accelerate hydrogen as an alternative energy source in Asian markets; the expectation that Plug’s partnership with ACCIONA will establish a leading green hydrogen platform for Iberia and the timing of the finalization of the joint venture; the expectation that the ACCIONA partnership will target a 20% market share of the green hydrogen business in Spain and Portugal by 2030; the expectation that Plug will successfully achieve its green hydrogen generation targets in 2025 and 2028; the expectation that Plug will ship 50 megawatts of its first flagship electrolyer solutions to customers in Europe in 2021; the expectation regarding Plug’s relationship with the largest data-center customers and potential deployment of products in the second half of 2021; the expectation that customer activity in the large-scale data center application will be reported before the close of 2021; the statements regarding required power capacity and expected spend on global data center infrastructures; the expectation that Plug’s PEM fuel cell solutions for back-up power in data centers will achieve cost parity with diesel engines by 2024; the expectation regarding Plug’s ability to unlock a portion of the total addressable market; the expectation that Plug will be able to provide Class 6 and Class 8 vehicles with ProGen fuel cell engines to multiple customers; the expectation that Plug and Universal Hydrogen will complete construction of an aircraft powertrain by the end of Q2 2021 and the expectation that their relationship will result in green hydrogen becoming cost competitive with jet fuel by 2025; and the expectation that the first experimental flights will be successfully completed in 2023 and will generate revenue in 2025. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2020. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. We disclaim any obligation to update forward-looking statements except as may be required by law.

Gross Billings

Gross billings is based on the invoice value of equipment deployed and services rendered. Invoice value of equipment is measured on a relative basis using cash value within contracts with customers and it is attributed to the period in which the equipment is deployed. To that amount, the Company adds the invoice value for services rendered in the period. These services include fuel provided, extended warranty contracts serviced, power provided under Power Purchase agreements, etc. The Company’s objective in presenting gross billings is to present to investors an operating metric that conveys commercial growth over time. Management also uses this operating metric as a measurement of commercial growth, as well as establishing performance targets, annual budgets and makes operating decisions based in part on gross billings. The significant estimates and assumptions underlying the metric include the allocation of revenue, excluding the provision for warrants, based on relative stand alone selling prices used in our GAAP revenue numbers.

Plug Power Investor Contact

Roberto Friedlander
investors@plugpower.com

Plug Power Media Contact

Teal Vivacqua Hoyos
plugpowerPR@bulleitgroup.com

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$4,349,066	$1,312,404
Restricted cash	62,397	64,041
Available-for-sale securities, at fair value (amortized cost $405,168 and allowance for credit losses of $0 at March 31, 2021)	405,260	—
Accounts receivable	42,632	43,041
Inventory	187,732	139,386
Prepaid expenses and other current assets	49,097	44,324
Total current assets	5,096,184	1,603,196

Restricted cash	281,665	257,839
Property, plant, and equipment, net	82,823	74,549
Right of use assets related to finance leases, net	11,270	5,724
Right of use assets related to operating leases, net	124,503	117,016
Equipment related to power purchase agreements and fuel delivered to customers, net	74,214	75,807
Goodwill	71,964	72,387
Intangible assets, net	38,393	39,251
Other assets	5,225	5,513
Total assets	$5,786,241	$2,251,282

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$47,168	50,198
Accrued expenses	28,595	46,083
Deferred revenue	16,948	23,275
Operating lease liabilities	18,778	14,314
Finance lease liabilities	1,794	903
Finance obligations	32,144	32,717
Current portion of long-term debt	21,389	25,389
Other current liabilities	24,997	29,487
Total current liabilities	191,813	222,366
Deferred revenue	40,611	32,944
Operating lease liabilities	103,533	99,624
Finance lease liabilities	8,507	4,493
Finance obligations	150,647	148,836
Convertible senior notes, net	191,768	85,640
Long-term debt	139,870	150,013
Other liabilities	40,429	40,447
Total liabilities	867,178	784,363

Stockholders’ equity:
Common stock, $0.01 par value per share; 750,000,000 shares authorized; Issued (including shares in treasury): 582,312,020 at March 31, 2021 and 473,977,469 at December 31, 2020	5,823	4,740
Additional paid-in capital	6,949,938	3,446,650
Accumulated other comprehensive income	1,420	2,451
Accumulated deficit	(1,997,684)	(1,946,488)
Less common stock in treasury: 15,926,068 at both March 31, 2021 and December 31, 2020	(40,434)	(40,434)
Total stockholders’ equity	4,919,063	1,466,919
Total liabilities and stockholders’ equity	5,786,241	2,251,282

Plug Power Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net revenue:
Sales of fuel cell systems and related infrastructure	$46,772	$20,468
Services performed on fuel cell systems and related infrastructure	6,045	6,521
Power Purchase Agreements	7,826	6,421
Fuel delivered to customers	11,127	7,333
Other	188	76
Net revenue	71,958	40,819
Cost of revenue:
Sales of fuel cell systems and related infrastructure	28,974	13,974
Services performed on fuel cell systems and related infrastructure	13,086	10,347
Provision for loss contracts related to service	1,485	95
Power Purchase Agreements	18,343	14,771
Fuel delivered to customers	22,143	11,254
Other	98	81
Total cost of revenue	84,129	50,522

Gross loss	(12,171)	(9,703)

Operating expenses:
Research and development	9,742	4,774
Selling, general and administrative	25,579	11,109
Change in fair value of contingent consideration	790	—
Total operating expenses	36,111	15,883

Operating loss	(48,282)	(25,586)

Interest	(12,266)	(11,789)
Other expense, net	(198)	(57)

Loss before income taxes	(60,746)	(37,432)

Income tax benefit	—	—

Net loss attributable to the Company	$(60,746)	$(37,432)

Preferred stock dividends declared	—	(13)

Net loss attributable to common stockholders	$(60,746)	(37,445)

Net loss per share:
Basic and diluted	$(0.12)	(0.12)

Weighted average number of common stock outstanding	513,458,287	305,192,201

Plug Power Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Operating Activities
Net loss attributable to the Company	$(60,746)	$(37,432)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	5,514	2,991
Amortization of intangible assets	364	175
Stock-based compensation	9,695	3,045
Amortization of debt issuance costs and discount on convertible senior notes	1,092	2,716
Provision for common stock warrants	1,705	2,566
Benefit on service contracts	(361)	(128)
Fair value adjustment to contingent consideration	(790)	—
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	109	1,034
Inventory	(46,791)	(20,581)
Prepaid expenses, and other assets	(4,641)	(10,794)
Accounts payable, accrued expenses, and other liabilities	(23,516)	(3,374)
Deferred revenue	1,267	(620)
Net cash used in operating activities	(117,099)	(60,402)

Investing Activities
Purchases of property, plant and equipment	(9,879)	(2,507)
Purchases of equipment related to Power Purchase Agreements and equipment related to fuel delivered to customers	(3,332)	(3,848)
Purchase of available-for-sale securities	(405,168)	—
Net cash used in investing activities	(418,379)	(6,355)

Financing Activities
Proceeds from exercise of warrants, net of transaction costs	15,445	—
Proceeds from public and private offerings, net of transaction costs	3,587,825	—
Proceeds from exercise of stock options	4,709	6,104
Proceeds from borrowing of long-term debt	—	(5,315)
Principal payments on long-term debt	(14,461)	—
Repayments of finance obligations	(9,806)	(5,343)
Proceeds from finance obligations	10,661	9,024
Net cash provided by financing activities	3,594,373	4,470
Effect of exchange rate changes on cash	(51)	1
Increase/(decrease) in cash, cash equivalents and restricted cash	3,058,844	(62,286)
Cash, cash equivalents, and restricted cash beginning of period	1,634,284	369,500
Cash, cash equivalents, and restricted cash end of period	$4,693,128	307,214

Supplemental disclosure of cash flow information
Cash paid for interest	$2,608	5,155

Summary of non-cash activity
Recognition of right of use asset - finance leases	$5,292	$—
Recognition of right of use asset - operating leases	12,720	340
Conversion of preferred stock to common stock	—	441
Conversion of convertible senior notes to common stock	15,345	—